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                                                                       EXHIBIT 1


                     [VALUEVISION INTERNATIONAL LETTERHEAD]


                                January 31, 2001


Mr. David Friedensohn
Chief Executive Officer
BigStar Entertainment, Inc.
19 Fulton Street, 5th Floor
New York, New York 10038

     Re:  Sale of Stock

Dear David:

This letter sets forth the agreement reached between BigStar Entertainment, Inc. ("BigStar") and ValueVision International, Inc. ("ValueVision") regarding the sale to BigStar of the shares of BigStar stock held by ValueVision.

ValueVision hereby agrees to sell, and BigStar agrees to purchase, the One Million, Four Hundred and Twenty-Eight Thousand, Five Hundred and Seventy-One (1,428,571) shares of common stock of BigStar held by ValueVision, at a purchase price of $.04 per share, for an aggregate purchase price of $57,142.

This letter agreement shall be governed by and construed under New York law, and shall be binding upon the parties hereto and their respective successors and assigns.


Sincerely,                             Acknowledged and Agreed:


ValueVision International, Inc.        BigStar Entertainment, Inc.


By: /s/ Nicholas J. Vassallo           By: /s/ David Friedensohn
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